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                                                                Exhibit (h)(11)

                                                                 April 30, 2007

Simon D. Collier, President
Forum Funds
Two Portland Square
Portland, Maine 04101

   RE:  Contractual Waivers and Reimbursements

Dear Mr. Collier:

   AH Lisanti Capital Growth, LLC (the "Adviser") agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding taxes, interest, portfolio transaction expenses and extraordinary expenses) for Adams Harkness Small Cap Growth Fund, a series of the Forum Funds (the "Trust"), does not exceed 1.90 % through April 30, 2008.

   This agreement can only be terminated or amended upon the approval of the Trust's Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate as of April 30, 2008.

Very truly yours,

By: /s/ Mary Lisanti
    ---------------------------------
    Mary Lisanti, CFA
    President & Portfolio Manager